Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-27877 on Form S-8 of our reports dated February 23, 2018, relating to the financial statements and financial statement schedules of MDU Resources Group, Inc. and subsidiaries and the effectiveness of MDU Resources Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of MDU Resources Group, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

January 2, 2019